Arch Therapeutics Appoints Senior Management Team Members

CAMBRIDGE, MA– (MARKETWIRED – July 8, 2012) – Arch Therapeutics, Inc. (OTCQB: ARTH) (“Arch” or the “Company”), a life science company and developer of AC5™, a novel product aimed at controlling bleeding and fluid loss in order to provide faster and safer surgical and interventional care, is pleased to appoint Mr. Alan Barber as CFO and Mr. William M. Cotter as COO.

Mr. Barber was appointed as the Chief Financial Officer of the Company effective June 26, 2013, and has served as the Chief Financial Officer of Arch Biosurgery, Inc. (“ABS”) since August 2008. He has over 30 years of financial management experience. Since September 2005, he has been and continues to be an independent consultant on financial matters. Prior to that, Mr. Barber was the Chief Financial Officer for a number of technology and life science start-up companies including Biotrove, Inc. from April 2004 to September 2005, Omnisonics Medical Technologies, Inc. from October 2001 to April 2004, Innovation Chain, Inc. from October 2000 to September 2001, MyWay.com from December 1999 to October 2000, Medical Foods, Inc. from November 1997 to October 1999 and Ergo Science, Inc. from October 1993 to November 1997. Previously, Mr. Barber was a Partner with the international accounting firm of PricewaterhouseCoopers (formerly Coopers & Lybrand) from July 1979 to October 1993, where he was elected as a Partner in the firm in July 1986. Prior to that, he worked for the international accounting firm KPMG from May 1975 to July 1979. Mr. Barber received a Bachelor of Science degree in Accounting from the Florida State University, Rovetta School of Business, and is a Certified Public Accountant.

Mr. Cotter has been appointed as Chief Operating Officer effective July 8, 2013 and has been advising ABS since 2011. He is an industry veteran who brings expertise in operations and product development in his role to Arch Therapeutics. Mr. Cotter has over 30 years of operational experience in Medical Devices, Diagnostics, Biologics and Life Science companies, ranging from early stage startups to large multinational corporations. Mr. Cotter has served in senior operations and development roles for companies including Cohera Medical, Helicos Biosciences, Closure Medical Corporation (Johnson & Johnson), Sanofi Diagnostics Pasteur (Beckman Coulter), Genetic Systems Corporation (Bio-Rad) and Advanced Technology Laboratories (Phillips HealthCare). Mr. Cotter spent 10 years as VP Operations of Closure Medical Corporation where he was part of the team that developed Dermabond®, the world’s first synthetic topical skin adhesive approved by the FDA. He had direct responsibility and accountability for all product transfers from R&D, Engineering, Quality Control, Document Control, Production and Logistics. He was the development project leader and co-inventor of the Dermabond TSA ProPen delivery applicator, which won the 2004 Medical Design Excellence Gold Medal Award. He was an integral part of the Closure Medical senior management team that led to a successful acquisition by Johnson & Johnson. Prior to Closure Medical, he spent 8 years with Sanofi Diagnostics Pastuer, where he had direct responsibility for all North American industrial sites and chaired the World Wide Manufacturing Committee for this International In-Vitro Diagnostics Company. Mr. Cotter is listed as co-inventor on 8 US patents and is a graduate of Ohio University.

Company CEO, Dr. Terrence Norchi comments, “We are delighted to announce the appointments of both Alan and Bill. Their expertise, commitment and overall level of professionalism have been a hallmark of my previous experiences with them both. As our Company moves into this next phase of development, it is reassuring to know that we have capable hands managing our various obligations and future challenges.”

Additional details regarding Arch Therapeutics, Inc. and its agreements are filed as part of the Company’s continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission (“SEC”), and are available at the SEC’s website at www.sec.gov. For more information, visit our website at www.archtherapeutics.com.

About Arch Therapeutics, Inc. (OTCQB: ARTH)

Arch Therapeutics, Inc. (OTCQB: ARTH) is a medical device company developing a novel approach to stop bleeding (hemostasis) and control leaking (sealant) during surgery and trauma care. Arch’s goal is to develop and commercialize products based on our innovative technology platform that make surgery and interventional care faster and safer for patients. Arch’s flagship development stage product candidate known as AC5™ is being designed to elegantly achieve hemostasis in minimally invasive and open surgical procedures. Find out more at www.archtherapeutics.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, references to novel technologies and methods, our business and product development plans and projections, or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company, our ability to retain important members of our management team and attract other qualified personnel, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, our ability to develop and commercialize products based on our technology platform, and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

On Behalf of the Board,

Terrence W. Norchi, MD.

Arch Therapeutics, Inc.

Contact:

ARTH Investor Relations

Toll Free: +1-855-340-ARTH (2784) (US and Canada)

Email: investors@archtherapeutics.com

Website: www.archtherapeutics.com